EXHIBIT 99.1

700 LOUISIANA STREET	FAX: 713 225-6475
SUITE 4300	TELEPHONE: 713 570-3200
HOUSTON, TEXAS 77002
PRESS RELEASE
Pioneer Announces the
Redemption of Certain Outstanding Notes
     Houston, Texas (December 9, 2005) — Pioneer Companies, Inc. (NASDAQ: PONR) announced the voluntary redemption on January 13, 2006, of $50,000,000 in principal amount of the 10% Senior Secured Guaranteed Notes due 2008 that were issued by its subsidiary, PCI Chemicals Canada Company. The redemption price will be 105% of the principal amount, and accrued and unpaid interest will also be paid on the Notes that are redeemed. A total of $100,000,000 of Notes will remain outstanding after the redemption is completed.
     “With our announcement today, we reach another milestone in the transformation of our company,” stated David Weinstein, Pioneer’s Chairman. “The debt reduction effected by this action is the result of the combined effort of Pioneer employees at all of our locations and at all levels of the company. This repayment strengthens our balance sheet and expresses our belief in the strength and future of this company and its ability to continue to generate strong earnings and cash.” Mike McGovern, Pioneer’s President and Chief Executive Officer, commented, “Management remains committed to creating value for our shareholders as we evaluate various alternatives for the utilization of cash provided by operating activities and previously announced asset sales.”
     Pioneer, based in Houston, manufactures chlorine, caustic soda, bleach, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. Pioneer owns and operates four chlor-alkali plants and other downstream manufacturing facilities in the United States and Canada.
     Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements relate to matters that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, the risks and uncertainties described in Pioneer’s filings with the Securities and Exchange Commission. Actual outcomes may vary materially from those indicated by the forward-looking statements.

Contact:	Gary Pittman
(713) 570-3200